Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements  (Form S-8 File No. 333-10840; Form S-8 File No. 333-12814; Form S-8 File No. 333-13186; Form S-8 File No. 333-91650; Form S-8 File No. 333-122128; S-8 File No. 333-137644; Form S-8 File No. 333-139688; Form S-8 File No. 333-148774;) pertaining to Optibase Ltd. of our report, dated April 17, 2011, with respect to the consolidated financial statements of Optibase Ltd., included in the Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
April 17, 2011	A Member of Ernst & Young Global